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                                                                    EXHIBIT 10.1


                               FRAMEWORK AGREEMENT

The undersigned, His Excellency, Joaquin Jacome Diez, Minister of Commerce and Industry of Panama, Jose Morris Quintero, acting as Secretary General of SINDICATO INDUSTRIAL DE CHIRIQUI LAND COMPANY Y EMPRESAS AFINES (Hereinafter SITRACHILCO) and as President of COOPERATIVA DE SERVICIOS MULTIPLES DE PUERTO ARMUELLES, R.L. (Hereinafter "COOSEMUPAR"), George Cameron Forsyth, acting as General Manager of PUERTO ARMUELLES FRUIT CO., Ltd., Panama branch (Hereinafter "PAFCO"), before witnesses whose names appear at the bottom of this document; agree to the following:

PAFCO has communicated to the Republic of Panama, through the Minister of Commerce, its decision to cease its banana operations in the country. By virtue of the Operations Contract Number 135, and Lease Contract Number 133 in the corresponding lease relation between the State and PAFCO, the company has arranged the transfer of its assets to a new operator.

COOSEMUPAR states that, with the purpose of becoming a new banana operator, it is interested in acquiring the assets comprised by the banana plantations that belong to PAFCO, located in the district of Baru, Province of Chiriqui, Republic of Panama, to continue dedicating those assets to producing and selling bananas for exportation.

SITRACHILCO states that considering the interest of all the workers it represents and with the purpose of preserving the source of jobs and contributing to making all its affiliates associates of COOSEMUPAR, it commits to facilitate this negotiation in all manners possible.

NOW THEREFORE, the parties agree to the following:

1. PURCHASE OF ASSETS. COOSEMUPAR agrees to buy and PAFCO agrees to sell the banana assets that comprise the plantations belonging to PAFCO in the district of Baru, Province of Chiriqui, Republic of Panama, to continue dedicating those assets to producing and selling bananas for export. In general these assets are banana plants with their pending fruit as to the day of transfer, the drainage systems, the irrigation systems, the irrigation plants, the fuel storage tanks in Puerto Armuelles and the farms, wheeled equipment and field work automobiles, access roads to the plantations including bridges, the cable systems, the packing stations with all their equipment and their fruit yards, the housing or camps that belong to PAFCO, the warehouses and other related buildings, the offices, with their equipment and furniture, the conference room with all its furniture, the electric grid, the facilities and buildings of the old box factory and the workshops located on the banana farms including the shops located in Puerto Armuelles with their wheeled equipment and in general, any other asset that belongs to PAFCO and is not included in point 1.1 of excluded assets, therefore, this list is only for illustrative purposes.

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        1.1.    EXCLUDED ASSETS. Not withstanding the above and without
                affecting the sale price, the parties agree to exclude the following items from the sale: the working capital, bank accounts and all inventories of materials and other supplies except equipment parts. Also excluded are financial files and other legal documents, mail, computer software and other intangibles such as software and hardware licenses, intellectual property and the assets needed by the fruit buying entities, the technical representative and the providers of technical services described in point 6 to perform their functions, automobiles and motorcycles of the departments of Management, systems [IT] , operation analysis, as well as the office equipment and furniture of the departments of management, accounting, systems [IT] and operational analysis and legal department, the office equipment, furniture and items of the Blair House and the three houses of Barrio Las Palmas that are property of PAFCO described in Point 1.1 . PAFCO will submit to COOSEMUPAR a definitive list of such assets sometime next week. The school and the Las Palmas club are also excluded. They will be donated to the board of trustees of their current users.

        1.1.1. USE OF CERTAIN BUILDINGS. While the financing, technical services or international banana purchase contracts are in force, COOSEMUPAR agrees to give the entities providing technical services and the Technical Representative free and pacific use of the following buildings: the manager's office, accounting office, legal department, information technology, the Blair House, and the three houses located in barrio Las Palmas, i.e. the general manager's house, the old Habeche house, and the old Dr. Carbono house. COOSEMUPAR will not be responsible for the maintenance of these facilities which will be done by the occupants.

        1.2. PRICE AND FORM OF PAYMENT. The total sale price is the sum of NINETEEN MILLION EIGHT HUNDRED THOUSAND DOLLARS, in United States of America currency (US$19,800,000.00). The final determination of this price will depend on the calculation of the severance payments and the transaction of other labor contingencies contemplated in point 3 of this agreement, in a way that the sale price must always be enough to cover the totality of said labor liabilities. The price will be paid at the moment of signing the transfer document through a banking transfer of immediately available funds to the account in a bank in Panama specified by PAFCO.

        1.3. TERMS OF SALE. The goods included in the sales contract will be sold at a fixed price regardless of their amount, location, and condition in which they are. For this reason PAFCO will not give guarantees of dispossession or latent defect, nor will it be obligated to indemnification for said assets.

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        1.4.    CIVIL AND COMMERCIAL OBLIGATIONS. COOSEMUPAR will not assume any civil or commercial liability originated before the transfer. PAFCO will be the only responsible party for paying any civil or mercantile debts existing at the time of transfer.

        1.5. INVENTORIES. PAFCO will sell to COOSEMUPAR, and COOSEMUPAR will buy the existing materials and supplies in the warehouses at the time of transfer. The price of said materials and supplies will be the cost reflected on PAFCO's books. Payment will be made over a period of one hundred and twenty days starting the day of transfer and will be made through deductions per box based on a mutual estimation from boxes that COOSEMUPAR will export during those one hundred and twenty days.

2. ASSIGNMENT OF RIGHTS AS NEW OPERATOR. In order for COOSEMUPAR to fully acquire the status of banana operator according to the contracts which currently exist between PAFCO and the Republic of Panama; the parties agree to proceed to assign Operation Contract No. 135 and the lease relation contained in Lease Contract No. 133. This lease relation includes the totality of the land currently planted with banana plants, as well as the vacant that has no been previously released in favor of the State. COOSEMUPAR will assume PAFCO's position in such contracts with the same inherent benefits, rights and obligations. The State will agree to the assignment and will grant the corresponding releases to PAFCO.

3.      PAYMENT OF SEVERANCE BENEFITS AND TRANSACTION ABOUT PENDING LABOR
        PROCESSES

        3.1. TERMINATION OF ALL LABOR CONTRACTS. PAFCO and SITRACHILCO will end all labor contracts in force by legal procedure and agree to facilitate all proceedings and necessary actions to transfer operations by COOSEMUPAR.

                3.1.1. REQUEST FOR AUTHORIZATION TO TERMINATE EMPLOYMENT. The parties consider that one of the formulas to facilitate the termination of the labor contracts is to request authorization from the Ministry of Labor to terminate all employees for economic reasons. Concurrently or independently, labor termination agreements by reciprocal consent and with no responsibility by the parties, could be signed.

                3.1.2. 100% OF SEVERANCE PAYMENT. The indemnification to be paid due to the termination of the labor contract will be as indicated in Article 225 of the Labor Code, without causing surcharges, interests or any other surcharge and without exceeding 100%. The seniority bonus will also be paid as established in Article 224 of the Labor Code.

                3.1.3. UNION PRIVILEGE. Personnel that enjoy union privilege will be paid-off as if it had worked up to January 31, 2005 for those who are currently working

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                at their positions. Those who stopped working before the signing of this agreement will be paid as if they had worked up to January 31, 2004. SITRACHILCO will provide PAFCO with the list of employees who enjoy union privilege. The costs resulting from such payments will be added to the sales price of the assets sold according to point 1 above.

                3.1.4 MATERNITY PRIVILEGE. The parties agree that for all the ladies that had informed PAFCO about their pregnancy, and therefore, are protected by maternity privilege will be rehired by COOSEMUPAR without interruption of their rights and respecting their maternity benefit.

                3.1.5. INJURED. Benefits for injured people will be deposited at the Ministry of Labor so they can collect their money once their situation is defined or when, by mutual agreement, their labor relation is concluded.

                3.1.6. Any amount paid as a consequence of section 3 that results in excess of nineteen million eight hundred thousand dollars will be for account and cost of COOSEMUPAR, which will return the amount paid in excess no later than seven days after closing. The parties will agree on the terms of such retention and payment. In case PAFCO has to pay less that nine million eight hundred thousand dollars for the totality of the sums agreed to in section 3, it will return the balance to COOSEMUPAR within a period of seven days after closing.

        3.2. TRANSACTION ABOUT ALL PENDING LABOR PROCESSES AND LABOR RELEASES. The parties agree to definitively settle and end as soon as possible all the labor processes listed in Attachment A that are pending at the time COOSEMUPAR's assumption as new operator takes effect, according to the Operation and Lease Contracts.

        PAFCO and SITRACHILCO agree that the totality of the pending case has a value equivalent to B/.5,500,000.00. The parties agree to settle for 65% of this amount, this is to say the single amount of B/.3,575,000.00, including court costs.

        3.3. RELEASES. SITRACHILCO and COOSEMUPAR will release PAFCO for all liabilities contained in Point 3.

4.      FINANCING

                4.1. LOANS. In order to finance the payment of the sales price for the assets, COOSEMUPAR will obtain two loans as follows:

                4.1.1. PAFCO will cause an affiliated company to lend COOSEMUPAR up to FIVE MILLION DOLLARS in currency of the United States of America (US$5,000,000.00). Disbursement of this loan will be conditioned to disbursement of funds by the Banco Nacional de Panama according to the loan contract indicated in next paragraph.

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                4.1.2.  COOSEMUPAR will negotiate a loan with the Banco Nacional de Panama for the difference between five million dollars and the sales price that finally results.

                4.2. TERMS AND REPAYMENT. The loans will be for a term of ten years and will earn an interest equivalent to LIBOR plus 3% to 4% that will be agreed by the lenders. Both loans will be paid simultaneously by means of the retention of US$0.40 per box of fruit exported under the Fruit Purchase Contract described in next paragraph. This retention will be shared equally by both creditors, US$0.20 per box to each. The loans will allow the accelerated payment of the capital without premiums or penalties. Any acceleration will be shared in equal parts by both creditors. In case the sales price is lower as referenced in point 3.1.6, COOSEMUPAR will give this amount only to the Banco Nacional de Panama as a prepayment for the credit it will negotiate with this bank. Both loan contracts will contain the usual stipulations, guarantees and conditions for this type of financing and will be established by mutual consent of the creditors.

5. FRUIT PURCHASE CONTRACT. COOSEMUPAR and a purchasing entity affiliated to PAFCO will sign an International Banana Purchase Contract according to what has been discussed.

6. AGREEMENT OVER TECHNICAL SERVICES. The parties agree that PAFCO will cause one or several of its affiliated entities to provide COOSEMUPAR with technical services in the following areas: Financial Services and Management Reporting, Logistic Services and Technical Agricultural Services.

                6.1. FINANCIAL AND MANAGEMENT INFORMATION SERVICES. COOSEMUPAR will have the option of receiving for a period of up to twenty four months, if it were to require it, services in the areas of accounting, information technology and operational analysis. These services could be ended by giving one month notice. COOSEMUPAR agrees to allow the use, free of charge, of the office of operational analysis located in Corredor during the time these services are being provided.

                6.2.    LOGISTIC SERVICES.

                6.2.1. TRANSPORTATION. COOSEMUPAR will have the option, if it requires it, to contract the transport of the bananas to be exported under the international fruit purchase contract, through an entity affiliated to PAFCO that offers logistic services in Panama. If COOSEMUPAR decides to contract the transport on their own, the transportation company must fulfill all requirements established by the fruit buyer with respect to quality and safety in transportation in order to protect the fruit, the chassis and the containers. COOSEMUPAR agrees to honor PAFCO's current transport contracts which will expire at the end of November, 2003.

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                6.2.2.  YARD AND STOWING. COOSEMUPAR and the entity affiliated to PAFCO that offers logistic services in Panama will agree on a contract so the later provides fruit yard and stowing services. The contract for the yard and stowing services will be in force for the same period of time as the international fruit purchase contract described in point 5 above.

                6.3. AGRICULTURAL SUPPORT SERVICE. As a requisite for financing, COOSEMUPAR and an entity affiliated to PAFCO will enter into a contract for agricultural support in the areas of diseases and pests, nutrition, irrigation and drainage, and pre and post harvest agricultural practices, and it will be in force while the debt between COOSEMUPAR and the creditor entity, subsidiary of Chiquita Brands International has payments pending. The entity providing these services will present to COOSEMUPAR a profile of the technicians to use and the estimate of the cost of their services, taking into account the economic capacity of COOSEMUPAR's. In case there are objective reasons to object to the services of one of the technicians providing services to COOSEMUPAR, it will notify the service entity so it can take the appropriate measures.

                6.4.    COMMON CONDITIONS TO TECHNICAL SERVICE CONTRACTS

                6.4.1. All financial and agricultural services to be provided according to the contracts mentioned in point 6 will be provided at cost.

                6.4.2. Yard and stowing services will be charged at cost. The logistic transportation service will be offered at competitive prices.

                6.4.3. In no case could it be interpreted that providing agricultural support services implies an assumption of responsibility by the entities providing the technical service. On the contrary, the parties recognize that COOSEMUPAR, as the proprietor, will be the sole administrator of its operations with full authority and full responsibility in making decisions related to the management of their banana for export producing operations and its other activities.

                6.4.4. Any technical service contract can be extended upon expiration by mutual agreement of the parties.

7.      PREVIOUS CONDITIONS TO THE CONCLUSION OF THE DEFINITIVE AGREEMENTS

                7.1. THE RIGHT TO BECOME A MEMBER OF COOSEMUPAR. COOSEMUPAR declares that all PAFCO workers have the right to become members of the coop once they have fulfilled the requirements of the law and articles of association of the coop.

                7.2. GOVERNMENT RECOGNITION OF COOSEMUPAR AS NEW OPERATOR, CONSENT TO ASSIGN CONTRACTUAL RIGHTS

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                        AND RELEASE. The Ministry of Commerce and Industry will
                        recommend the Council of the Cabinet to proceed to formally recognize COOSEMUPAR as a competent banana operator. Such recognition is a prerequisite to acquiring the assets described in point 1 above. This recognition will be made in order for COOSEMUPAR to take advantage, as assignee of the Operations Contract number 135, of the concessions and benefits inherent to such condition.

                7.3. AUTHORIZATION BY AUTHORITIES TO TERMINATE WORKERS. As a previous step to the definitive cease of operations and sale of its assets, PAFCO will request formal authorization from the competent authorities of the Republic of Panama to end the totality of the labor contracts in all its operations in the country for economic causes. SITRACHILCO agrees to facilitate and accelerate this legal process, easing PAFCO's pretensions and procuring acceptance of the terminations by its members. The authorization to terminate must be issued by the labor authorities and executed by the company before PAFCO and COOSEMUPAR can proceed to the sale of the assets referred to in point 1 and before COOSEMUPAR can sign the international banana purchase contract to which point 5 refers.

                7.4. PLEDGE OF BANK FINANCING. As a condition prior to the conclusion of the purchase of the assets to which point 1 makes reference and the duration of the international banana purchase contract to which point 5 refers, COOSEMUPAR must be sure it has the necessary financing commitment by the Banco Nacional de Panama to finance the purchase of the assets and for the necessary working capital to operate COOSEMUPAR's banana business. PAFCO guarantees that its affiliate in charge of lending the five million dollars to finance part of the sale price of the assets, will sign the respective loan contract jointly with the signing of the loans granted by the Banco Nacional de Panama.

                7.5.    OTHER AGREEMENTS BETWEEN PAFCO AND COOSEMUPAR.

                7.5.1. CERTAIN RELEASES. Before signing the sale of the assets, at the latest, PAFCO will give COOSEMUPAR the documents proving PAFCO is up to date in its obligations relative to its contracts with the IDAAN for water supply and its electrical supply contract with the corresponding company. COOSEMUPAR and PAFCO will agree to simultaneously and respectively exchange connection and disconnection letters with the purpose of assuring uninterrupted services.

                7.5.2. BLUEPRINTS AND DOCUMENTS. PAFCO will hand over at the latest on the day of the signing of the asset sales contract, the blueprints to the farms, all engineering files, and other documents which are useful for operations.

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                7.5.3.  VISITS AND INSPECTIONS. With the goal of facilitating a greater familiarization with the assets to be acquired, PAFCO will coordinate a previous inspection of the assets with COOSEMUPAR's representatives, if it is requested. Both parties are aware of the fact that this is a working operation, such inspections must be performed in a way that they cause the least disruption to the operation of the parts as possible.

                7.6. ELIMINATION OF THE LIST OF COMPLAINTS. With the signing of this agreement, SITRACHILCO agrees to remove the list of complaints currently being processed at the Direccion Regional de Trabajo de Chiriqui. To this effect it will perform all necessary actions as soon as possible.

Signed at the Ministry of Commerce and Industry on April 25, 2003